THIS NOTE AND THE NOTE SHARES (AS HEREINAFTER DEFINED) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED, DISPOSED OF OR OFFERED FOR SALE, IN WHOLE OR IN PART, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT COVERING THIS NOTE AND/OR THE NOTE SHARES, OR AN OPINION OF COUNSEL OF HOLDER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Principal Sum:    $1,000,000

Holder:           ADVANTAGE FUND II LTD.

Address:          C/O CITCO, KAYA FLAMBOYAN 9, CURACAO, NETHERLANDS ANTILLES.


                            SECURED CONVERTIBLE NOTE

                                  (the "Note")

                            GLOBAL TECHNOLOGIES, LTD.


GLOBAL TECHNOLOGIES, LTD., a Delaware corporation (hereinafter called the "Corporation" or the "Company"), hereby promises to pay the Principal Sum to the order of Holder on the date (the "Maturity Date") which is the first to occur of
(i) December 7, 2001 or (ii) the date on which Holder gives an Acceleration Declaration (as defined in Section 5(b)). This Note shall accrue interest until the Maturity Date at the rate of 6% per annum, compounding annually, payable at maturity (including accelerated maturity) or on conversion (each, an "interest payment date"). Interest shall be computed on the basis of a 360-day year. Interest shall be payable in cash. Notwithstanding the foregoing, interest payable at scheduled maturity shall at the option of the Company be payable either in cash or in shares of Class A Common Stock of the Company ("Common Stock") which on the date of the interest payment have a value equal to the payment to be made, but only if the public sale thereof of such shares is permitted under a then effective registration statement. The value of each share of Common Stock for the purposes of any interest payment shall be equal to the average of the last reported sales prices therefor on the NASDAQ Small Cap Market on the last five trading days prior to the date of the payment. This Note shall accrue interest after the Maturity Date at the rate of 18% per annum (or, if less, the highest rate permitted by law), payable on demand. This Note may not be prepaid except as expressly provided below.

1. This Note is being issued under a Private Placement Purchase Agreement between the Company and the Holder (the "Subscription Agreement"). The terms "Registration Statement" and "Note Shares" shall have the meaning attributed thereto in the Subscription Agreement, and the term "Effective Date" means the date on which the Securities and Exchange Commission shall declare the Registration Statement to be effective. The Holder is entitled to the benefits of the Subscription Agreement, including, without limitation, the security interests granted thereunder.

2.   Conversion Rights.

     (a)  CONVERSIONS.

          (i) Subject to the other provisions of this Section 2, the principal and accrued interest on this Note are convertible by Holder from time to time, in whole or in part, into shares of Common Stock at a price (the "Conversion Price") equal to $2.00 per share. The Conversion Price is subject to adjustment from time to time as set forth below.

          (ii) This Note shall be subject to the following restrictions on conversion:

               (1) A Holder may not convert this Note or receive shares of Common Stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, the Notes held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of Notes are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a conversion notice for a principal amount of Notes that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

               (2) A Holder may not convert this Note or receive shares of Common Stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, the Notes held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of Notes are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a conversion notice for a principal amount of Notes that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

               (3) If the Common Stock is then listed for trading on the Nasdaq National Market or Nasdaq SmallCap Market and the Company has not obtained the Shareholder Approval (as defined below), then the Company is precluded from issuing at in excess of 2,065,000 shares of Common Stock, less any shares of Common Stock previously issued upon either conversion of the shares of Series C Convertible Preferred Stock or exercise of Redemption Warrants (as defined in the terms governing the Series C Convertible Preferred Stock) at a conversion price or exercise price (as the case may be) that was less than the closing sales price of the Common Stock on February 15, 2000 (the "Issuable Maximum") upon conversion of the Notes and as payment of interest thereon. The Issuable Maximum equals 19.999% of the number of shares of Common Stock outstanding immediately prior to the closing of transactions set forth in the Subscription Agreement. Accordingly, if on any date of conversion (A) the Common Stock is listed for trading on the Nasdaq National Market or the Nasdaq SmallCap Market and (B) the Company shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) applicable to approve the issuance of a number of shares of Common Stock in excess of the Issuable Maximum, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to the lesser of (x) the number of shares of Common Stock issuable upon such conversion at the Conversion Price and (y) the Issuable Maximum less all shares of Common Stock previously issued upon conversion of the Notes and as payment of interest thereon and all shares of Common Stock previously issued upon conversion of shares of Series C Convertible Preferred Stock of the Company at a conversion price less than the closing sales price of the Common Stock on February 15, 2000. With respect to the principal amount of Notes tendered for conversion at issue for which delivery of conversion shares is precluded by virtue of this Section (the "Excess Principal"), the converting Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75th day after such request (such date the "Approval Date"), or (2) pay cash to the converting Holder in an amount equal to the Redemption Price for the Excess Principal. If the converting Holder shall have elected the first option pursuant to the immediately preceding sentence and the Company shall have failed for any reason to obtain the Shareholder Approval on or prior to the Approval Date, then within three days of the Holder's demand therefore, which may be given at any time following the Approval Date, the Company shall pay cash to the converting Holder in an amount equal to the Mandatory Prepayment Amount for the Excess Principal. If the Company fails to pay the Redemption Price for the Excess Principal in full pursuant to this Section within seven days of the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the converting Holder, accruing daily from the date of conversion until such amount, plus all such interest thereon, is paid in full. In the event there is more than one holder of Notes, the Issuable Maximum applicable to each Note shall be determined pro rata by reference to the percentage of the principal amount of all Notes held by such Holder, provided that if one or more Notes shall have been prepaid or converted without having been issued its pro rata allocated portion of the Issuable Maximum such unissued shares shall be allocated pro rata to the remaining Holders. It is understood and agreed that shares of Common Stock delivered to and held by the Holder or one of its affiliates on account of conversion hereunder may not cast votes on the matter of Shareholder Approval. The Company, notwithstanding the foregoing, will use its best efforts to obtain the Shareholder Approval contemplated by this Section in its next meeting of Shareholders.

         (iii) In the event that the Holder elects to exercise its conversion rights hereunder as to any shares, such conversion shall be effective when Holder shall give to the Company written notice of such election (which may be effected by facsimile). The Company shall, within three business days after receipt by the Company of notice of conversion, deliver to the Holder (or, at Holder's request, DWAC) a certificate for the shares into which such conversion was made.

     (b) SUBDIVISION OR COMBINATION OF COMMON STOCK AND COMMON STOCK DIVIDEND. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or declaration shall be proportionately reduced. Conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (c) DILUTIVE ISSUANCES. If the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while Notes are outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents") entitling any person to acquire shares of Common Stock at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the sole option of the Holder, either (1) the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such shares of Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, or (2) the Company will use 50% of the proceeds from such issuance or sale to prepay principal amount under this Note (pro-rata with the secured convertible notes issued to other Subscribers in connection with the Subscription Agreement) in accordance with Section 3(g). Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued. No adjustment will be made under this paragraph as a result of the grant or issuance of shares of Common Stock pursuant to any duly authorized employee stock option plan of the Company.

     (d) NOTICE OF ADJUSTMENT. Promptly after adjustment of the Conversion Price or any increase or decrease in the number of shares purchasable upon conversion of this Note, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the Holder at the address of such Holder as shown on the books of the Company. The notice shall be signed by an authorized officer of the Company and shall state the effective date of the adjustment and the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this conversion of this Note, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     (e) OTHER NOTICES. If at any time: the Company shall declare any cash dividend upon its Common Stock; the Company shall declare any dividend upon its Common Stock payable in Common Stock (other than a dividend payable solely in shares of Common Stock) or make any special dividend or other distribution to the holders of its Common Stock; there shall be any consolidation or merger of the Company with another corporation, or a sale of all or substantially all of the Company's assets to another corporation; or there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, in any one or more of said cases, the Company shall give, by certified or registered mail, postage prepaid, addressed to the registered holder of this Note at the address of such holder as shown on the books of the Company, (i) at least 10 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such dissolution, liquidation or winding-up, (ii) at least 10 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger or sale, and
          (iii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 10 days written notice of the date when the same shall take place. Any notice given in accordance with clause (i) above shall also specify, in the case of any such dividend, distribution or option rights, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with clause (iii) above shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

     (f) CHANGES IN COMMON STOCK. In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company or Common Stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or the Company shall make a distribution on its shares, other than regular cash dividends on its outstanding Common Stock, or any combination of any of the foregoing (each such transaction being herein called the "Transaction" and the date of consummation of the Transaction being herein called the "Consummation Date"), then, as a condition of the consummation of the Transaction, lawful and adequate provisions shall be made so that this Note shall after the Consummation Date be convertible at the then Conversion Price (subject to further adjustment as provided herein) for the number of shares of Common Stock or other securities or property (including cash) to which the Common Stock issuable upon conversion at such Conversion Price (at the time of such Combination) would have been entitled pursuant to such Combination had such Common Stock been outstanding. The provisions of this Section (f) shall similarly apply to successive Transactions.

3.   Certain Redemptions.

     (a) The Company may at any time prior to the Maturity Date redeem from time to time not less than $1,000,000 of the then outstanding principal under the Notes (or such lesser amount then outstanding) for the Redemption Price (as hereinafter defined) in accordance with the procedures set forth in this Section 3.

     (b)  In the event that Holder has given a Share Price Default Notice under
          Section 5(a)(ii), the Company shall thereafter be entitled to effect such redemption by payment of the Redemption Price without any prior notice, in which event the date of such payment is referred to herein as the "Redemption Date."

     (c) In all other events, the Company may effect such redemption only upon five days' prior written notice to Holder during the first 30 days after the date hereof, 15 days' prior written notice to Holder during the second 30 days after the date hereof and 30 days' prior written notice to Holder thereafter. The giving of such notice shall obligate the Company to pay the Redemption Price on the date (the "Redemption Date") which notice shall fix for redemption (which shall not be later than the 30th day after the date of such notice). The cash portion of the Redemption Price shall accrue interest from and after the Redemption Date at 18% per annum, payable on demand, until the Redemption Price is paid in full.

     (d) The Holder shall be entitled to convert the outstanding principal amount of this Note subject to a Company Redemption Notice under this Section from and after the date of delivery by the Company of a

          Redemption Notice and prior to such time as the Redemption Price and all interest accrued thereon has been duly paid in full.

     (e) The Redemption Price for Redemption Dates within the first 30 days after the date of this Note means the sum of the following:

          (i) an amount in cash equal to sum of 110% of the principal amount of this Note and 110% of the accrued and unpaid interest on this Note, plus

          (ii) 6,250 Warrants for each $100,000 in principal redeemed (pro rated for amounts of less than $100,000). Such Warrants shall be deemed "paid" when delivered by the Company to Holder .

     (f) The Redemption Price for Redemption Dates after the first 30 days after the date of this Note means the sum of the following:

          (i) an amount in cash equal to sum of 120% of the principal amount of this Note and 120% of the accrued and unpaid interest on this Note, plus

          (ii) 6,250 shares of registered and unrestricted shares of Common Stock for each $100,000 in principal redeemed (pro rated for amounts of less than $100,000). Such shares shall be deemed "paid" when delivered by the Company to Holder by DWAC on the Redemption Date.

     (g) The Redemption Price for a prepayment of principal amount under this Note pursuant to section 2(c)(2) means the sum of the following:

          (i) an amount in cash equal to sum of 122% of the principal amount of this Note and 122% of the accrued and unpaid interest on this Note, plus

          (ii) 6,250 shares of registered and unrestricted shares of Common Stock for each $100,000 in principal redeemed (pro rated for amounts of less than $100,000). Such shares shall be deemed "paid" when delivered by the Company to Holder by DWAC on the Redemption Date.

     (h) The Company shall prepay principal amount under this Note (pro rata with the secured convertible notes issued to other Subscribers in connection with the Subscription Agreement), in accordance with either
          Section 3(e) or 3(f) (as applicable)), equal to the sum of (a) the net proceeds to the Company from sales of the USW common stock owned by the Company and not subject to the pledge under the Subscription Agreement and (b) the net proceeds to the Company from any pledge of shares of USW common stock owned by the Company and not subject to the pledge under the Subscription Agreement or subject to the pledge by the Company under its loan facility with Merrill Lynch Private Finance. Any prepayment under this Section shall be due and payable within five business days of the date of the receipt of the net proceeds described in (a) and (b) above.

4.   Certain Remedies.

     (a) If the Effective Date has not occurred by the 90th day after the date of this Note, then, in addition to the Holder's other remedies:

          (i) the interest rate under the Note shall be increased to 18% per annum (or, if less, the highest rate permitted by law) until the Effective Date,

          (ii) the Company shall pay to the Holder an amount in cash as liquidated damages and not as a penalty equal to 2% of the principal amount under the Note on the day following such failure and on each 30 day anniversary thereof until the Effective Date, and

         (iii) at Holder's option, the Note shall not be repaid by the Company and shall remain convertible and accrue interest, until such date as is designated by Holder but not later than 360 days after the Effective Date.

     (b) In the event the Company fails timely to deliver or DWAC a certificate for shares of Common Stock as required under this Note, or if the Company fails timely to make a redemption payment as required under this Note, then, without limiting Holder's other rights and remedies (including, without limitation, rights and remedies available to Holder upon an event of default), the Company shall forthwith pay to the Holder an amount accruing at the rate of $1,000 per day for each day of such breach for each $100,000 principal amount of this Note, with pro rata payments for principal amounts of more or less than $100,000 or any multiple thereof.

5.   Events of Default and Acceleration of the Note.

     (a) An "event of default" with respect to this Note shall exist if any of the following shall occur, if:

          (i) The Company shall breach or fail to comply with any provision of this Note or the Subscription Agreement and such breach or failure shall continue for 20 days after written notice by any Holder of any Note to the Company.

          (ii) Any shares of common stock of US Wireless Corp. ("USW") shall have traded (on NASDAQ if such stock then trades on NASDAQ) at less than $5 per share (subject to equitable adjustment for the stock splits and like events) at any time during each of five trading days (which need not be consecutive) within any consecutive 30-day period, the Holder shall have given notice thereof (a "Share Price Default Notice") to the Company within 20 days after the fifth such day, and the Company shall have failed to redeem this Note and to pay the full Redemption Price therefor by the close of business on the seventh day after the date of such notice;

         (iii) A receiver, liquidator or trustee of the Company or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than 20 days; or the Company shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Company shall be sequestered by court order and such order shall remain in effect for more than 30 days; or a petition to reorganize the Company under any bankruptcy, reorganization or insolvency law shall be filed against the Company and shall not be dismissed within 60 days after such filing.

          (iv) The Company shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law.

          (v) The Company shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee or liquidator of the Company, or of all or any substantial part of its properties.

          (vi) The Company shall enter into any agreement pursuant to which (x) the Company would not be the surviving entity in a merger or other business combination or (y) the Company would sell or otherwise dispose of in excess of 50% of its assets.

         (vii) The Common Stock shall not be traded on any of the Nasdaq National Market, Nasdaq SmallCap Market, American Stock Exchange or the New York Stock Exchange for more than three trading days (which need not be consecutive Trading Days).

        (viii) The Company shall fail for any reason to deliver certificates representing the Note Shares issuable upon a conversion hereunder that comply with the provisions hereof and the Subscription Agreement prior to the tenth day after the date of conversion or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of principal amounts hereunder in accordance with the terms hereof.

          (ix) If, during the time that the Registration Statement is required to kept effective under the Subscription Agreement, the Registration Statement lapses for any reason for more than an aggregate of ten consecutive trading days, or the Holder shall not be permitted to resell Registrable Securities under the Registration Statement for more than ten consecutive trading days.

          (x) The Registration Statement shall fail to be declared effective by the SEC on or prior to the 180th day after the original date of this Note.

          (xi) There has occurred a Triggering Event under the Series A Convertible Preferred Stock of the Company.

     (b) If an event of default referred to in Section (a) shall occur, the Holder may at any time thereafter, in addition to such Holder's other remedies, by written notice to the Company (an "Acceleration Declaration"), declare the principal amount of this Note, together with all interest accrued thereon, to be due and payable immediately. Upon any such declaration, an amount equal to the sum of (i) 122% of the principal amount of Notes to be prepaid, plus all accrued and unpaid interest thereon, plus 6,250 shares of Common Stock for each $100,000 in principal due and payable (the "Mandatory Prepayment Amount"), and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Notes, such amount shall become immediately due and payable and the Holder shall have all such rights and remedies provided for under the terms of this Note and the Subscription Agreement, including without limitation the security interest granted thereunder.

6.   Other Obligations.

     (a) The Company shall at all times reserve for issuance on conversion of this Note the number of shares of Common Stock which are then issuable on conversion of this Note.

     (b) The Company shall use its best efforts promptly to list on NASDAQ all shares of Common Stock which are issuable upon conversion of this Note.

     (c) The Company covenants and agrees that all shares of Common Stock which may be issued upon conversion of this Note will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

7.   Miscellaneous.

     (a) All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telegram, by facsimile, recognized overnight mail carrier, e-mail, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows: (a) if to the Holder, to such address as is set forth in the Subscription Agreement or as such Holder shall furnish to the Company in accordance with this Section, or (b) if to the Company, to it at its headquarters office, or to such other address as the Company shall furnish to the Holder in accordance with this Section.

     (b) This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

     (c) The Company waives protest, notice of protest, presentment, dishonor, notice of dishonor and demand.

     (d) If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

     (e) The waiver of any event of default or the failure of the Holder to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent event of default or of the Holder's right to exercise that or any other right or remedy to which the Holder is entitled.

     (f) The Holder of this Note shall be entitled to recover its legal and other costs of collecting on this Note, and such costs shall be deemed added to the principal amount of this Note.

     (g) In no event shall the Company seek or obtain any injunctive or similar relief against any sale or action or inaction by Holder hereunder. The Company expressly waives its rights to any such relief, and it acknowledges that recovery of damages constitutes sufficient remedy for any such action or inaction which is found to be improper. In addition to all other remedies to which the Holder may be entitled hereunder, Holder shall also be entitled to injunctive relief and decrees of specific performance without posting bond or other security. The federal and state court courts in New York City shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if by certified mail, return receipt requested. Trial by jury is waived.

     (h) The Note may be changed or terminated only in writing executed by the party against whom such modification is sought to be enforced.


IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the date set forth below





Dated:
       ----------------------------


GLOBAL TECHNOLOGIES, LTD.


By
   --------------------------------